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                                                                    EXHIBIT 10.2

Standard Manufacturing Agreement
Fine Pitch Confidential

                        STANDARD MANUFACTURING AGREEMENT

Fine Pitch Technology ("Fine Pitch") a subsidiary of Solectron Corporation, a Delaware corporation, whose principle place of business is located at 11331 Valley View Street, Cypress CA 90630 and Accelerated Networks, Inc., a Delaware corporation ("Customer") whose principle place of business is located at 301 Science Drive, Moorpark, CA 93021 in their desire to formulate a strategic business relationship and to define their expectations regarding this relationship, hereby agree as follows:


1.0  PRECEDENCE:

1.1 This Agreement is intended by Fine Pitch and Customer to operate as a basic set of operating conditions regarding their respective business relationship. Product specific requirements along with specific business terms and conditions will be mutually agreed to and documented by an addendum to this Agreement.

1.2 It is the intent of the parties that this Agreement and its addenda shall prevail over the terms and conditions of any purchase order, acknowledgment form or other instrument.

1.3 This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document. The parties agree this Agreement and its addenda may not be modified except in writing signed by both parties.


2.0  TERM

2.1 This Agreement shall commence on the effective date shown on the signature page of his Agreement, and shall continue for an initial term of one (1) year. This Agreement shall automatically be renewed for successive one (1) year increments unless either party requests in writing, at least ninety
     (90) days prior to the anniversary date, that this Agreement not be so renewed.


3.0  PRODUCT FORECAST

3.1 It is agreed that Customer will provide Fine Pitch, on a monthly basis, a rolling twelve (12) month Product forecast. This section, as appropriate, may be modified in an addendum to reflect specific Product requirements.

3.2 Customer and Fine Pitch will work together on a plan to ensure that the first units built by Fine Pitch are built at full turnkey (Fine Pitch will procure all the necessary material including the Hard Drive). Fine Pitch will allow Customer reasonable access to their facilities for purposes of monitoring and working with Fine Pitch quality control, manufacturing processes and production.


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Standard Manufacturing Agreement
Fine Pitch Confidential


4.0  MATERIAL PROCUREMENT

4.1 Fine Pitch is authorized to purchase materials using standard purchasing practices including, but not limited to, acquisition of material recognizing Economic Order Quantities, ABC buy policy and long lead time component management in order to meet the forecasted requirements of Customer. Customer recognizes its financial responsibility for the material purchased by Fine Pitch on behalf of Customer. This financial responsibility is more clearly defined in the addendum.

4.2 In the event of a termination or a cancellation of a Purchase Order or Material Release, and/or discontinuance of Product or excess material created by an engineering change, Customer agrees to compensate Fine Pitch for Products and material inventory as follows: (i) the contract price of all finished Products in Fine Pitch's possession, (ii) the cost of material inventory (including handling charges and value add), whether in raw form or work in process, and not returnable to the vendor or usable for other customers, (iii) the cost of material on order (including handling charges) which cannot be canceled, and (iv) any vendor cancellation charges incurred with respect to material canceled or returned to the vendor, or otherwise set forth in an addendum.

4.3 Fine Pitch shall undertake reasonable efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable.


5.0  PURCHASE ORDERS AND PRICE REVIEWS

5.1 Customer agrees to provide Fine Pitch Purchase Orders or Material Releases four (4) weeks in advance of delivery (or as otherwise provided by an addendum) and shall become effective upon acceptance of the order by Fine Pitch which is more clearly defined in the Addendum.

5.2 Fine Pitch and Customer will meet every three (3) months during the term of this Agreement to review pricing and determine whether any price increase or decrease is required. Any price change shall apply only to purchase orders or material releases issued after the effective date of such price change. However, the Customer Focus Team will meet on a more frequent basis (monthly) to discuss operational and quality related issues.


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Standard Manufacturing Agreement
Fine Pitch Confidential


6.0  DELIVERY

6.1 Fine Pitch will target 100% on time delivery, defined as shipment of Product by Fine Pitch within a window of three (3) days early and zero days late (of acknowledged date). This section, as appropriate, may be modified by an addendum to reflect specific Product requirements.

6.2  All shipments are EXW: Fine Pitch Facility, Cypress, CA (Incoterms 2000).

6.3 Fine Pitch and Customer shall agree to delivery schedule flexibility requirements specific to the Product as documented in the addenda.

6.4 Upon learning of any potential delivery delays, Fine Pitch will notify Customer as to the cause and extent of such delay.

6.5 If Fine Pitch fails to make deliveries at the specified time and such failure is caused by Fine Pitch, Fine Pitch will, at no additional cost to Customer, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

6.6 Unless otherwise agreed to and stated in an Attachment to this Agreement, Fine Pitch will not undertake export activities on behalf of Customer.


7.0  PAYMENT TERMS

7.1 Fine Pitch and Customer agree to payment terms of Net 30 days from the date of invoice.

7.2 Currency will be in U.S. Dollars unless specifically negotiated and reflected in the addenda.


8.0  QUALITY

8.1 Fine Pitch shall manufacture the Products in accordance with the quality requirements, standards and expectations as mutually agreed to and reflected in the addenda.

8.2 Customer will have a right to conduct source inspection based on reasonable notice and reasonable timelines.


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Standard Manufacturing Agreement
Fine Pitch Confidential


9.0  ENGINEERING CHANGES

9.1 Customer may, upon advance written notice to Fine Pitch, submit engineering changes for incorporation into the Product. It is important that this notification include documentation of the change to effectively support an investigation of the impact of the engineering change. Fine Pitch will make a reasonable effort to review the engineering change and report to Customer within one (1) week. If any such change affects the price, delivery, or quality performance of said Product, an equitable adjustment will be negotiated between Fine Pitch and Customer prior to implementation of the change.

9.2 Fine Pitch agrees not to undertake significant process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit without prior written notification and concurrence of the Customer.


10.0 INVENTORY MANAGEMENT

10.1 Fine Pitch agrees to purchase components according to the Customer approved vendor list (AVL) including any sourcing plans as provided by the addenda.

10.2 All customer tooling/equipment furnished to Fine Pitch or paid for by Customer in connection with this Agreement shall:

     (a)  Be clearly marked and remain the personal property of Customer.

     (b)  Be kept free of liens and encumbrances.

     (c) Unless otherwise agreed, Customer is responsible for the general maintenance of Customer tooling/equipment.

     Fine Pitch shall hold Customer property at its own risk and shall not modify the property without the written permission of Customer. Upon Customer's request, Fine Pitch shall redeliver the property to Customer in the same condition as originally received by Fine Pitch with the exception of reasonable wear and tear. In the event the property is lost, damaged or destroyed, Fine Pitch's liability for the property is limited to the book value of the property. During possession of the property,if required, Fine Pitch will maintain calibration on the property on a regularly scheduled basis.


11.0 CONFIDENTIAL INFORMATION

11.1 Fine Pitch and Customer agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information that will be included in the addendum.

11.2 Subject to the terms of the Nondisclosure Agreement and the proprietary rights of the parties, Fine Pitch and Customer agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both Fine Pitch and Customer.


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Standard Manufacturing Agreement
Fine Pitch Confidential


12.0 WARRANTY

12.1 Fine Pitch warrants for a period of one (1) year from the date of manufacture of the Product, that (i) the Product will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by Fine Pitch; (ii) such Product will be of good material (supplied by Fine Pitch) and workmanship and free from defects for which Fine Pitch is responsible in the manufacture; (iii) such Product will be free and clear of all liens and encumbrances and that Fine Pitch will convey good and marketable title to such Product. In the event that any Product manufactured shall not be in conformity with the foregoing warranties, Fine Pitch shall, at Fine Pitch's option, either credit Customer for any such nonconformity (not to exceed the purchase price paid by Customer for such Product), or, at Fine Pitch's expense, replace, repair or correct such Product. The foregoing constitutes Customer's sole remedies against Fine Pitch for breach of warranty claims.

12.2 Fine Pitch shall have no responsibility or obligation to Customer under warranty claims with respect to Products that have been subjected to abuse, misuse, accident, alteration, neglect or unauthorized repair.

     THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND FINE PITCH EXPRESSLY DISCLAIMS AND CUSTOMER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.


13.0 TERMINATION

13.1 If either party fails to meet any one or more of the terms and conditions as stated in either this Agreement or the addenda, Fine Pitch and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the nondefaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination.

13.2 This Agreement shall immediately terminate should either party; (i) become insolvent; (ii) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enter into a receivership of any of its assets or; (iv) enter into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors.

13.3 Either Fine Pitch or Customer may terminate this Agreement without cause by giving One hundred twenty (120) days advance written notice to the other party.

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Standard Manufacturing Agreement
Fine Pitch Confidential


14.0 DISPUTE RESOLUTION

14.1 In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

14.2 It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Fine Pitch and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then senior management of Fine Pitch and Customer are authorized to and will meet personally to confer in a bona fide attempt to resolve the matter.

14.3 Should any disputes remain existent between the parties after completion of the two-step resolution process set forth above, then the parties shall promptly submit any dispute to mediation with an independent mediator. In the event mediation is not successful in resolving the dispute, the parties agree to submit the dispute to binding arbitration as provided by their respective jurisdiction as more clearly defined in the addendum.


15.0 LIMITATION OF LIABILITY

     IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.


16.0 PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

     Each party (the "indemnifying party") shall defend, indemnify, and hold harmless the other party from any claims by a third party of infringement of intellectual properties resulting from the acts of the indemnifying party pursuant to this Agreement, provided that the other party (i) gives the indemnifying party prompt notice of any such claims, (ii) renders reasonable assistance to the indemnifying party thereon, and (iii) permits the indemnifying party to direct the defense of the settlement of such claims.


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Standard Manufacturing Agreement
Fine Pitch Confidential


17.0 GENERAL

17.1 Each party to this Agreement will maintain insurance to protect itself from claims (i) by the party's employees, agents and subcontractors under Worker's Compensation and Disability Acts, (ii) for damages because of injury to or destruction of tangible property resulting out of any negligent act, omission or Willful misconduct of the party or the party's employees or subcontractors, (iii) for damages because of bodily injury, sickness, disease or death of its employees or any other person arising out of any negligent act, omission, or willful misconduct of the party or the party's employees, agents or subcontractors.

17.2 Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party. Such delegation, assignment or transfer shall not be unreasonably withheld. Failure by either party to enforce any provision of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or other term and condition.

17.3 Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

17.4 This Agreement shall be governed by, and construed in accordance with the laws of the State of California, excluding its conflict of laws provisions. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorney fees incurred.

17.5 Fine Pitch and Customer will mutually agree on a timeline and language for a press release announcing their relationship. Any other publicity will subject to mutual agreement.

17.6 Additional General terms and conditions are set forth in the addendum.


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IN WITNESS WHEREOF, the parties have executed this Agreement and it is effective as of the latest date of execution set forth below.


Fine Pitch Technology, a subsidiary of       Accelerated Networks, Inc.
Solectron Corporation

By: /s/ Jeff Chiang                          By: /s/ Ronald A. Hughes
    -------------------------------              -------------------------------
Name:   Jeff Chiang                          Name:   Ronald A. Hughes

Title: General Manager                       Title: Director of Contracts

Date: 4/16/01                                Date: 4/10/01


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                  ADDENDUM TO STANDARD MANUFACTURING AGREEMENT

This Addendum (hereinafter "Addendum") is effective as of the latest date of execution identified herein and is incorporated by reference into the Standard Manufacturing Agreement (Agreement) executed between Accelerated Networks, Inc. (ACCELERATED) and Fine Pitch Technology, A Solectron Subsidiary, (FINE PITCH) dated on the latest date of execution, collectively "the parties".

The parties desire to clarify Product specific requirements, manufacturing and quality requirements and other specific business terms and conditions.

In consideration of the foregoing and the agreements contained herein, ACCELERATED and FINE PITCH hereby agree as follows:

1.0  Definitions

     1.1 "Approved Vendor List shall mean the list of vendors to be used to supply inventory list of the Bills of Materials included with each Specification.

     1.2 "Bills of Materials (BOM)" shall mean a listing or reference for the Components and Materials included in or required for the manufacture/assembly of the Products based on the Specifications.

     1.3 "Components" shall mean the parts, materials and supplies included in or required for each Product, as stipulated in the Bills of Materials. Components may be supplied by ACCELERATED as defined herein, if so indicated in the Bills of Materials.

     1.4 "Days" shall mean calendar days unless other wise specified, provided however if a deadline falls on a Saturday, Sunday or a United States Government recognized holiday, it shall be extended to the following regular day.

     1.5 "Delivery Date" shall mean a date for which delivery of a Product is requested in a ACCELERATED Purchase Order or is otherwise mutually established by the Parties.

     1.6 "Downside" shall mean the percentage decrease in the quantity of Products that ACCELERATED may purchase less than the quantities in any Purchase Order.

     1.7 "Upside" shall mean the percentage increase in the quantity of Products that ACCELERATED may purchase above the quantities in any Purchase Order.

     1.8 "Engineering Change Order" (ECO) shall mean the document that details a change in the Specifications and/or design of a Product.

     1.9 "Excess Inventory" shall mean those components listed in the Specifications which are in FINE PITCH or its subcontractors possession, whose quantity exceed ACCELERATED Purchase Order requirements, at a referenced date and/or termination.


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     1.10 "Intellectual Property " shall mean all rights held by either Party in its Products and/or Confidential Information, including, but not limited to each Party's patent rights, copyrights, trade secret rights, mask work rights and other intellectual property and proprietary rights, restrictions on the manufacture, assembly or distribution of the Products or the subsequent use, sale or repair of the Products as purchased by ACCELERATED from FINE PITCH.

     1.11 "Inventory" shall mean raw materials, supplies and componenets that comprise Product pursuant to this Agreement.

     1.12 Long Lead Time Components and Materials" shall mean the Inventory used to manufacture the Products that require a longer time to procure than the time from Purchase Order acceptance to production start time."Minimum Order Quantity Components and Materials" shall mean the Inventory that is procurable only in minimum quantities that exceed that quantities required for ACCELERATED Purchase Orders.

     1.13 "Non-Cancelable Non-Returnable (NCNR) Components and Materials shall mean (i) Inventory listed on the Bills of Materials that is procured from suppliers that will not accept returns or cancellations once such Inventory is ordered and built or (ii) Inventory that may not be returned because the right of return has expired.

     1.14 "Product" shall mean the ACCELERATED part number or assembly identification specified in each Purchase Order for Components, Printed Circuit Boards (PCBs) assemblies and/or Box Assemblies issued under this Agreement and as described in the Specifications. There can be multiple versions of a Product, based on differences provided for the Bills of Materials.

     1.15 "Program Manager" shall mean the Acceptable FINE PITCH resource and the ACCELERATED resource that will manage the over-all effort defined in the Agreement.

     1.16 "Program Reviews" shall mean the scheduled review meetings (monthly and/or quarterly) to review the over-all Program status. ACCELERATED and FINE PITCH shall meet to develop the frequency, agenda and contents of these meetings.

     1.17 "Purchase Order" shall mean the ACCELERATED written authorization submitted to FINE PITCH and accepted by FINE PITCH as identified herein stipulating the product(s), Engineering Change and/or Revision level, quantity, pricing, and requested delivery date(s). The terms of this Agreement shall control over printed terms on any Purchase Order, acknowledgement, confirmation or invoice.

     1.18 "Specifications" shall mean the written specifications provided by ACCELERATED for the manufacture and testing of the Product including, without limitation, the current revision number, Approved Vendor List
          (AVL), Bills of Material (BOMs), manufacturing procedures, schematics, testing procedures, drawings and documentation.

     1.19 "Statement of Work" shall mean a document submitted by Accelerated and agreed to by FINE PITCH that defines a particular product to be assembled, manufactured or modified and references a product specification or any other requirement or change in scope of work. Such a document as defined herein will be submitted with each Purchase Order and will be subject to the terms and conditions of the Agreement and this Addendum.


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     1.20 "Exhibits" shall include the following;

          Exhibit A   Product Price List
          Exhibit B   Minimum Order Quantity Components and Materials
          Exhibit C   Long Lead Time Components and Materials
          Exhibit D   Non-Cancelable Non-Returnable (NCNR) Components and
                      Materials
          Exhibit E   List of Products and Revision Level; and Prices for Rework
          Exhibit F   Consigned Tooling and Equipment
          Exhibit G   Workmanship Standards

The Exhibits will be added to the Addendum subsequent to execution of the Agreement and the Addendum. The parties agree these Exhibits will be completed, signed and dated by both parties within sixty (60) days of the latest date of execution of the Agreement. Each Exhibit will be effective and incorporated by reference into the Agreement on the latest date of execution of each Exhibit.

2.0 Manufacture of Products. During the term of this Agreement, FINE PITCH shall manufacture and test the Products in accordance with the Specifications and as requested pursuant to ACCELERATED purchase orders , including any Statement of Work, if applicable, and maintain manufacturing records in accordance with reasonable industry standards. All inventory and equipment required in connection with such manufacture and testing other than what is being supplied by Accelerated will be acquired or supplied by FINE PITCH pursuant to the Specifications. Test ICT fixtures and functional test equipment will be supplied by Accelerated.

     2.1 Program Management. Each party shall appoint a technical coordinator to maintain technical liaison with the other party in connection with the initial coordination and implementation of the manufacture of the Products as well as ongoing support issues thereafter. This coordination will be with regard to all technical aspects of the Program but not limited to the release of the manufacturing specifications, design or engineering of the Products, pending ECOs and release dates, and the status of the manufacturing program. The parties shall agree in writing as to the frequency (monthly or quarterly) of these business performance reviews including but not limited to documentation, quality, delivery, field quality communications, responsiveness, costs, payments and other related issues. The Program Managers will coordinate these meetings.

     2.2 Quality Requirements. FINE PITCH agrees that the manufacture of the Products under terms of this Agreement will be in accordance with Workmanship Standards as detailed in Exhibit G. FINE PITCH agrees to maintain and be responsible for ISO 9002, Revision 2000 certification effective June 2001. Accelerated and FINE PITCH shall mutually agree in writing, within ninety (90) days after the consummation of this Agreement, on development of the minimum quality performance measurements and quarterly reports such as supply yields for all processes, process capability data, on-time delivery, performance to standard lead times, RMA's processed in the standard time, audit failure rates and action steps necessary in the event these measures are not met.

     2.3 Product Training. ACCELERATED and FINE PITCH will jointly develop a program specifying which processes, the number of personnel and where the personnel of FINE PITCH are to be trained on the Products. FINE PITCH, during the term of this agreement including any extensions, will maintain a sufficient and trained staff of personnel to adequately support all of the requirements set forth in this agreement.


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3.0  Consigned Materials. ACCELERATED may supply consigned materials to FINE
     PITCH.ACCELERATED agrees that all consigned materials, including Components, shall be delivered to FINE PITCH in sufficient time and in sufficient quantities, taking into account mutually agreed to Attrition levels by the parties, to allow FINE PITCH to meet scheduled delivey dates for the applicable Products. ACCELERATED agrees that all consigned materials shall be in good condition, meet Products Specifications, be packaged in a readily usable format, and be free of any material defects or deficiencies. ACCELERATED shall retain all rights, title and interest in ACCELERATED Components delivered herein, and ACCELERATED Components shall be used, without modification, unless directed in writing by ACCELERATED and used only in filling purchase orders from ACCELERATED. FINE PITCH shall bear all risk of damage or loss for ACCELERATED Components until such ACCELERATED Components are returned to ACCELERATED, or otherwise leaves the care and custody of FINE PITCH at ACCELERATED'S request. FINE PITCH shall keep the Components segregated for tracking and inventory management purposes and shall use the same degree of care it uses in managing and protecting it's own inventory. FINE PITCH shall not be obligated to purchase any excess consigned materials.

4.0 License Grant. Subject to the terms and conditions of this Agreement, ACCELERATED grants FINE PITCH a non-transferable, non-exclusive, royalty-free license with the right to grant sublicenses, as set forth in
     Section 5.0, under ACCELERATED'S Intellectual Property Rights to use the Specifications and any ACCELERATED inventory solely to manufacture the Products and otherwise perform its obligations hereunder.

5.0 Subcontractor. FINE PITCH may grant sublicenses under the license granted in Section 4.0; provided however, (i) any sublicense shall be subject to the prior written approval of ACCELERATED, which approval shall not be unreasonably withheld, and (ii) such sublicense shall bind such subcontractor to the same terms and conditions of this Agreement.

6.0 Packing and Shipping. FINE PITCH shall package and pack Products to a best commercial practice that will provide reasonable protection against damage (including static) during shipment (ground, air or ship), and handling. From time to time Accelerated will require FINE PITCH to deliver product directly to Acclerated customers. FINE PITCH and Accelerated will mutually develop and agree on implementing such a requirement which may include Shipping and Receiving Transaction Bar Code Label Specifications.

7.0 Finish Goods Inventory. ACCELERATED and FINE PITCH to discuss at a later date a mutually agreeable process and procedure where ACCELERATED will submit Purchase Orders (i.e. over and above binding Purchase Orders and forecasts as set forth in paragraph 15.0) to FINE PITCH to manufacture completed Product to be held at FINE PITCH. The parties agree that they intend to add this process to the Agreement. The parties will enter into good faith negotiations to complete this process and add finish goods inventory to this Agreement within 180 days of the date of execution.

8.0 Acceptance. All Products supplied by FINE PITCH under this Agreement shall conform to the Specifications. Notwithstanding any prior inspection or payment by ACCELERATED, ACCELERATED may reject any portion of any shipment of Products which is not conforming to the Specifications as determined by ACCELERATED following quality control tests and inspection or as otherwise found to be defective including defects in workmanship. Any Products so returned to FINE PITCH shall be repaired or replaced, at FINE PITCH' option and expense, within ten (10) business days of receipt by FINE PITCH of the rejected Product; provided that (i) ACCELERATED obtains a Return Material Authorization ("RMA") from FINE PITCH prior to returning the Products and FINE PITCH shall provide ACCELERATED with a RMA promptly upon request, (ii) the Products are returned within sixty (60) calendar days of the date the Product was received by ACCELERATED from FINE PITCH, and (iii) the failure analysis conducted by ACCELERATED shall accompany the Product.


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9.0  Right of Return. In the event of a epidemic failure cause by a material defect in workmanship, manufacture of the Product, which is exhibited in 5% or more of the field or other failures that have been shipped within the previous six months of discovery of the defect, FINE PITCH and Accelerated agrees to jointly develop and support a program to identify and resolve the failure defect. Any cost implications will be included and resolved as part of the program at no cost to Accelerated, unless design induced failures.

10.0 Limitation on Liability. FINE PITCH shall have no liability or responsibility for any costs, losses or damages due to defective or failed product claims to the extent that the claims result from (FINE PITCH'S compliance with ACCELERATED supplied Specifications and/or manufacturing process, (b) inadequate operating environment, accident, disaster, neglect, abuse or misuse, (c) design flaws or design parameters exceeding or violating component specifications for components either supplied or directed to be purchased by ACCELERATED, (d) external or environmental factors after shipment from FINE PITCH, (e) follow-up handling, processing, or manufacturing of products after shipment from FINE PITCH, (f) repair, attempted repair, modification or alteration of the product by a party other then FINE PITCH or ACCELERATED, (g) electrostatic discharge damage (not caused by FINE PITCH), (h) defects related to components provided by third party suppliers selected by ACCELERATED, which defects FINE PITCH could not have reasonably detect, prevent or control, and (i) products for which ACCELERATED has not provided functional or other tests to adequately diagnose failures."

11.0 Inspection by ACCELERATED. Upon request by ACCELERATED, from time to time, and with at least one (1) business day notice and during normal business hours, FINE PITCH will grant access to its manufacturing facilities and records (excluding financial records not directly related to this Agreement) to ACCELERATED inspectors. FINE PITCH shall allow such inspectors to inspect the manufacturing and quality control, testing operations, compliance procedures and records relating to the Products (excluding financial records not directly related to this Agreement), as well as inventory levels to ensure that FINE PITCH can meet ACCELERATED'S future orders for Products, and is otherwise satisfying its obligations under this Agreement. FINE PITCH shall promptly implement corrective action to remedy deficiencies identified by ACCELERATED during such inspections or in order to comply with the Specification.

12.0 Engineering Change Order (ECO). An ECO is required when the form, fit or function of the design of the Product and/or Specificiations are affected. FINE PITCH agrees to promptly implement, at ACCELERATED'S expense, any change in the Specifications or the design of a Product reasonably requested by ACCELERATED pursuant to an Engineering Change Order ("'ECO"). FINE PITCH shall provide a written response in the form of an "Engineering Change Analysis" form to ACCELERATED if such changes affect the per-unit price and/or delivery of a Product, within three (3) business days. ACCELERATED shall respond with a written acceptance or rejection of the FINE PITCH "Engineering Change Analysis" form within three (3) business days. FINE PITCH shall not implement the change to the design or Specifications of any Product or materials, equipment, manufacturing and quality assurance procedures, methods and techniques used to produce a Product, without ACCELERATED'S prior written approval in the form of a Purchase Order. In the event that the implementatoin and acceptance of an ECO creates obsolete inventory and/or restocking fees, ACCELERATED will issue FINE PITCH a Purchase Order for the obsolete inventory and agrees to pay restocking fees within thirty days of the implementation of the ECO. FINE PITCH will use its best effort to return the obsolete inventory from an ECO to the vendor to mitigate the cost prior to payment of any restocking fees which will be subject to mutual agreement by the parties.

13.0 Out of Warranty Repairs. The parties agree to enter into good faith negotiations for the purpose of FINE PITCH becoming an authorized repair facility for out of warranty repairs of Products and components. The Parties agree to negotiate in good faith with the end goal of having an amendment or other agreement executed within ninety (90) days of execution of this Agreement. Price for this repair shall be as set forth in Exhibit E of this Agreement, which is subject to change by mutual agreement of the Parties in writing.

14.0 Price. Price for the Products shall be as set forth in Exhibit A of this Addendum, which is subject to change by mutual agreement in writing of the Parties hereto.

15.0 New Products. The Parties acknowledge, and agree that ACCELERATED may from time to time, request in writing the manufacture and testing of prototypes, pre-production units, test units or other similar products ("Odd Units"). FINE PITCH makes no representation or warranty as to Odd Units identified as such by ACCELERATED and assumes no liability for or obligation related to the yield, performance, accuracy, specifications, defects of or due to
     (i) fixtures, designs or instructions produced or supplied by ACCELERATED,
     (ii) ACCELERATED Components, (iii) components or other equipment from any vendor on the Approved Vendor List or (iv) printed circuit boards or any other ACCELERATED designated components that are manufactured pursuant to ACCELERATED's specifications.

16.0 Purchase Orders and Product Forecast. During the term of this Agreement, ACCELERATED shall provide FINE PITCH with Purchase Orders for the Products to cover three (3) months of ACCELERATED'S requirements based on a twelve
     (12) month rolling forecast. ACCELERATED shall issue each succeeding month's Purchase Order by the tenth (10th) day of each month. Each Purchase Order shall be as specified in Section 1.19. Notwithstanding the foregoing, a Purchase Order shall be deemed accepted by FINE PITCH, including any Specifications or other identifications (including any ECO's) unless it is rejected in writing within three (3) business days of submission by ACCELERATED. The terms and conditions of the Agreement and this Addendum will control over any terms contained in any ACCELERATED Purchase Order, written acceptance or acknowledgment by FINE PITCH, invoice or any other document that is not clearly an amendment to this Agreement signed by both Parties.

17.0 Schedule Changes. ACCELERATED may not cancel any Purchase Orders or re-schedule the quantity of Products and/or Delivery Date within thirty
     (30) calendar days of the scheduled Delivery Date. ACCELERATED may delay all or any portions of the scheduled Product delivery upon written notification to FINE PITCH on the following schedule:

     17.1 From thirty one (31) to sixty (60) calendar days prior to the scheduled Delivery Date, ACCELERATED may reschedule out not more than fifty percent (50%) of the of the quantity of Product (per deliverable part number) to be shipped up to sixty (60) calendar days of the scheduled Delivery Date.

     17.2 From sixty-one (61) to ninety (90) calendar days prior to the scheduled Delivery Date, ACCELERATED may reschedule out up to one hundred percent (100%) of the quantity of Product to be shipped up to ninety (90) calendar days of the scheduled Delivery Date.

     17.3 In the event that ACCELERATED desires to increase or decreases in quantities (Upside or Downside) of Products scheduled for delivery; FINE PITCH will use its commercially reasonable best efforts to accommodate the desired increases or decreases and will be determined on a case-by-case basis. Costs incurred by such increases, including, but not limited to Purchase Price Variances and expedited component deliveries will be presented by FINE PITCH to ACCELERATED on a case by case basis and the Parties will mutually agree on such costs.

18.0 Cancellation. ACCELERATED may cancel any order, thirty (30) calendar days or more from the scheduled Delivery Date upon written notification to FINE PITCH and on the following schedule:

     18.1 From thirty (30) to sixty (60) calendar days from the scheduled Delivery Date, FINE PITCH shall use its commercially reasonable best efforts to (i) return to the suppliers of the inventory or otherwise utilize any such inventory, or (ii) cancel FINE PITCH' order for such inventory. ACCELERATED is not obligated to pay FINE PITCH for on-order inventories not yet received and can be cancelled or returned at no cost to Fine Pitch... In the event FINE PITCH cannot return inventory to the suppliers, or cannot otherwise utilize or cancel future orders, ACCELERATED shall pay (i) FINE PITCH' cost of all inventories that are in FINE PITCH' or its subcontractor's possession as of the cancellation date that have been procured for the canceled order, (ii) FINE PITCH' cost of all the inventories used in the manufacture or assembly of the Products that are in FINE PITCH' or subcontractor's possession or on order, and (iii) supplier's restocking fees up to 10% of the cost of the inventories, and (iv) take title to those Products and inventories. FINE PITCH shall provide ACCELERATED with documentation to support all such charges. ACCELERATED authorizes FINE PITCH to bill any such costs within sixty (60) calendar days of ACCELERATED'S notification of cancellation. Inventories that become unusable because of a ACCELERATED ECO, shall be treated in a like manner as inventories that become unusable because of cancellation, as noted above.

     18.2 ACCELERATED may cancel delivery of Products with written notice at least sixty-one (61) calendar days prior to the scheduled Delivery Date without cost or penalty, except for inventories on the Minimum Order Quantity List, Non Cancelable-Non Returnable List, and Long Lead Time Lists, which shall be treated in a like manner as inventories that become unusable because of cancellation, as noted in Section
          24.0. FINE PITCH shall provide ACCELERATED with documentation to support all such charges.

19.0 Minimum Order Quantity Components and Materials. FINE PITCH and ACCELERATED shall agree upon and maintain an approved listing of Minimum Order Quantity Components and Materials in the form of Exhibit B, as initially established and may be modified in writing from time to time by the Parties in accordance with this Agreement. The Parties shall review this listing, at least, on a quarterly basis.

20.0 Long Lead Time Components and Materials. FINE PITCH and ACCELERATED shall agree upon and maintain an approved listing of Long Lead-Time Components and Materials in the form of Exhibit C, as initially established and may be modified in writing from time to time by the Parties in accordance with this Agreement. The Parties shall review this listing, at least, on a quarterly basis.

21.0 Non-Cancelable Non-Returnable Components and Materials. The parties shall mutually agree upon and maintain an approved listing of such materials in the form of Exhibit D, as intitially established and may be modified in writing from time to time by the parties in accordance with this Agreement. The parties shall review this listing on at leat a quarterly basis.

22.0 Excess Inventory (Assemblies and Components), FINE PITCH shall identify Excess Inventory on a monthly basis using the MRP system INFIMACS II Excess Inventory Dollar Report, or using a BAAN equivalent report. FINE PITCH shall provide each such report to ACCELERATED. FINE PITCH shall charge a one percent (1.0 %) monthly fee on the on-hand excess inventory which inventory will be mutually agreed to by the parties at the end of each quarter. Payment of such monthly fee will be prospective based on the previous quarters reconciliation. Upon termination of this Agreement, ACCELERATED shall pay (i) FINE PITCH' documented cost of Products (that should be a standard part of the cost) and (ii) supplier's restocking fee up to ten percent (10%) of the cost of Products and (iii) take title to the Excess Inventory that cannot be returned or used for other products manufactured by FINE PITCH. Excess Inventory covers Inventory purchased for ACCELERATED Purchase Orders issued to FINE PITCH and for purchases to cover forecasts.

23.0 ACCELERATED Property. Any tooling and/or equipment supplied by ACCELERATED (ACCELERATED's Property) or developed or procured by FINE PITCH at ACCELERATED expense, shall remain the property of ACCELERATED and shall (i) be clearly marked or tagged as the Property of ACCELERATED, (ii) be and remain personal property, and not become a fixture to real property, (iii) be subject to inspection by ACCELERATED at any time, (iv) be used only in filling purchase orders from ACCELERATED, (v) be kept free by FINE PITCH of liens and encumbrances, and (vi) not be modified in any manner by FINE PITCH without the prior written approval of ACCELERATED and be maintained by FINE PITCH in accordance with ACCELERATED'S Maintenance Procedures including but not limited to periodic calibration. ACCELERATED shall retain all rights, title and interest in the ACCELERATED Property, and FINE PITCH agrees to treat and maintain the ACCELERATED Property with the same degree of care as FINE PITCH uses with respect to its own valuable equipment- FINE PITCH shall bear all risk of loss or damage to ACCELERATED Property until it is returned to ACCELERATED. Upon ACCELERATED'S request, FINE PITCH shall deliver all ACCELERATED Property to ACCELERATED in good condition, normal wear and tear excepted, without cost to ACCELERATED (exclusive of freight costs); ACCELERATED shall determine the manner and procedure for returning the ACCELERATED Property, and shall pay the corresponding freight costs. FINE PITCH waives any legal or equitable right it may have to withhold ACCELERATED Property, and FINE PITCH agrees to execute all documents, or instruments evidencing ACCELERATED'S ownership of the ACCELERATED Property as ACCELERATED may from time to time request. Such ACCELERATED owned tooling and equipment are listed on Exhibit F, which shall be revised as required.

24.0 Effect of Termination. Termination of this Agreement shall not affect the obligations of either Party that exist pursuant to the Agreement relative to payment, confidentiality, licensing and warranties. Remedies for all breaches hereunder shall also survive termination as of date of termination. Upon termination of this Agreement FINE PITCH shall continue to fulfill, subject to the terms of the Agreement all Purchase Orders and ECO's accepted by it prior to the effective date of termination.

25.0 Relationship of Parties. FINE PITCH and its subcontractor(s) shall be deemed to be independent contractors of ACCELERATED, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between FINE PITCH and ACCELERATED. Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and shall be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers' compensation and the like.

26.0 Ownership. As between the Parties, ACCELERATED retains and shall exclusively own all title to, and except as expressly and unambiguously licensed herein, all rights (including without limitation, all Intellectual Property Rights) and interest in the Products, the ACCELERATED Components, ACCELERATED Property, and Specifications and all modifications, improvements derivative works (by whomever produced) thereof.

27.0 Dispute Resolution.

     27.1 In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.

     27.2 It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Solectron and Customer. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution, then either party may choose to escalate the problem to senior management.

     27.3 Should any disputes remain existent between the parties after completion of the resolution process set forth above, or in any event more than twenty (20) days have passed following the initial notice of dispute from a party, then either party may, by written notice to the other party, request that the matter be submitted for non-binding mediation with an independent mediator agreed to by the parties. The mediator will be chosen by the parties within fifteen (15) days after written notice by either party demanding mediation. Neither party shall unreasonably withhold consent to the selection of a mediator. Each party will bear its own attorney's fees and other costs and expenses of the mediation and each party will equally share the cost of the mediation, including the mediator's fees. If the matter is not resolved by mediation within forty-five (45) days of the initial request for mediation, the matter then may be submitted to the appropriate court of law for final determination

     27.4 Attorney's Fees. The prevailing Party in any legal action or proceeding to enforce this Agreement after good faith completion of the process identified in paragraphs 27.1, 27.2 and 27.3 shall be entitled to recover from the unsuccessful Party its reasonable attorneys' fees and all other costs incurred in connection with such proceeding or the enforcement of the Agreement.

28.0 Confidentiality

     28.1 Confidential Information. Information of either Party including, but not limited to, trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other business, technical and financial information ("Confidential Information") shall be defined as confidential information. In particular, but without limitation, the Specifications and the Product components delivered to FINE PITCH by ACCELERATED shall be Confidential Information of ACCELERATED. Both Parties shall, at all times, both during the term of this

          Agreement and thereafter for a period of two (2) years, keep in confidence as a fiduciary any and all of the Confidential Information received by it from the other Party. Neither Party shall use the Confidential Information of the other Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. Both Parties shall take reasonable steps to prevent unauthorized disclosure or use of the other Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. Neither Party shall not disclose Confidential Information of the other Party to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement. Upon termination of this agreement, both Parties shall promptly return any and all Confidential Information to the other Party.

     28.2 Exception to Confidential Information. Information that is in or (through no improper action or inaction of a Party or any affiliate, agent or employee) enters the public domain shall not be Confidential Information hereunder. Without granting any right or license, the Parties agree that the obligations set forth in Section 34.1 above, shall not apply to the extent that Confidential Information includes information which the Parties can document (i) was rightfully in its possession or known by it prior to receipt from the disclosing Party, or (ii) was rightfully disclosed to it by another person without restriction, or (iii) developed independently by either Party without use of the other Party's Confidential Information, or (iv) is disclosed pursuant to the requirement of a court, or other governmental body, provided the receiving Party provides notice of such court order to the disclosing Party to enable the disclosing Party to see a protective order or otherwise prevent or restrict such disclosure.

29.0 Equitable Relief. Each party acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of the obligations hereunder and that such breach may allow FINE PITCH or third Parties to unfairly compete with ACCELERATED resulting in irreparable harm to ACCELERATED. Therefore, upon any such breach or threat of breach, ACCELERATED shall be entitled to appropriate equitable relief in addition to whatever remedies it has at law. FINE PITCH agrees to notify ACCELERATED in writing immediately upon learning of any unauthorized release or breach of its obligation of nondisclosure hereunder.

31.0 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively) only with the written consent by an officer of both Parties. However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties.

32.0 Notice. Notices under this Agreement shall be sufficient only if personally delivered by a major rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a Party at its addresses first set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received three (3) days after deposit in the U.S. mail.

33.0 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum necessary so that this Agreement shall otherwise remain in fall force and effect and enforceable.

35.0 Entire Agreement. THIS ADDENDUM, INCLUDING THE EXHIBITS, IS INCORPORATED BY REFERENCE INTO THE AGREEMENT AND SETS FORTH THE ENTIRE UNDERSTANDING OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREIN AND SUPERSEDES ALL PRIOR DISCUSSIONS BETWEEN THEM.


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

IN WITNESS WHEREOF, the parties have executed this Addendum and it is effective as of the latest day and year set forth below.

"ACCELERATED NETWORKS, INC"                 "FINE PITCH TECHNOLGY, INC."


Signature: /s/ Ronald A. Hughes             Signature: /s/ Jeff Chiang
           ----------------------------                -------------------------
Print Name:    Ronald A. Hughes             Print Name:    Jeff Chiang


Title: Director of Contracts                Title: General Manager


Date: 4/10/01                               Date: 4/16/01


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